Exhibit 99.11

*** VAKIFBANK LAUNCHES EXCHANGE OFFER & CONSENT VIA BofAML / BNP / CITI / SC ***

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THIS DOCUMENT

Türkiye Vakıflar Bankası T.A.O. (the “Issuer”) announced its invitations to holders (“Noteholders”) of its outstanding USD900,000,000 6.000 per cent. Subordinated Notes due 2022 (ISIN: XS0849728190 / US90015NAB91) (the “Existing Notes”) to:

(i)                                     offer to exchange their Existing Notes for U.S. dollar-denominated Fixed Rate Resettable Tier 2 Notes due 2027 and Callable 2022 (the “New Notes”) to be issued by the Issuer (such invitation, the “Exchange Offer”); and/or

(ii)                                  approve, by Extraordinary Resolution, a modification to the terms and conditions of the Existing Notes to remove certain restrictions on the purchase of Existing Notes by the Issuer (such invitation, the “Proposal”).

The Exchange Offer and the Proposal are made on the terms and subject to the conditions set out in the Exchange Offer and Consent Solicitation Memorandum dated 13 January 2017 (the “Exchange Offer and Consent Solicitation Memorandum”) including, in the case of the Exchange Offer, the offer and distribution restrictions as more fully described in the Exchange Offer and Consent Solicitation Memorandum.

Copies of the Exchange Offer and Consent Solicitation Memorandum are available from the Exchange and Tabulation Agent. Documentation relating to the Exchange Offer and the Proposal, together with any updates to such documentation, will also be available (subject to distribution restrictions) via the Offer Website (https://sites.dfkingltd.com/vakif).

Capitalised terms used in this announcement but not defined have the meanings given to them in the Exchange Offer and Consent Solicitation Memorandum.

OVERVIEW OF THE EXISTING NOTES

USD900mn 6% Subordinated Notes Due 2022

Reg S ISIN/Common Code: XS0849728190 / 084972819

144A ISIN/Common Code/CUSIP: US90015NAB91 / 085023047 / 90015NAB9

Outstanding Principal Amount: USD900mn

Amount subject to the Exchange Offer: An aggregate principal amount of up to USD650mn

Exchange Offer Exchange Basis: Par for par*

Voting Only Consent Fee: 0.05 per cent. of the principal amount of the relevant Existing Notes**

* Noteholders whose Existing Notes are accepted for exchange pursuant to the Exchange Offer will receive an equal aggregate principal amount of New Notes and an Accrued Interest Payment on the Existing Notes on the Settlement Date.

** Payment of the Consent Fee is subject to the delivery of a Voting Only Instruction in favour of the Proposal by the Consent Fee Deadline, the passing of the Extraordinary Resolution and implementation of the Proposal and as otherwise set out in the Exchange Offer and Consent Solicitation Memorandum. No Consent Fee will be payable in respect of Existing Notes accepted in full for exchange pursuant to the Exchange Offer.

OVERVIEW OF THE NEW NOTES

U.S. dollar-denominated Fixed Rate Resettable Tier 2 Notes due 2027 and Callable 2022

Coupon:                                                8.00 per cent. per annum up to (but excluding) the Issuer Call Date. 5 Year Mid-Swap Rate plus the Reset Margin from (and including) the Issuer Call Date

Call Date:                                         1 November 2022

Maturity Date:               1 November 2027

The expected timing for the transaction is as follows:

Commencement of the Exchange Offer and the Proposal:                       13 January 2017

DTC Record Date:                                           5.00 p.m. (New York City time) on 24 January 2017

Exchange Offer Expiration Deadline and Consent Fee Deadline:                                      5.00 p.m. (New York City time) on 25 January 2017

Reset Margin Pricing Time:                                              At or around 11.00 a.m. (New York City time) on 26 January 2017

Announcement of Reset Margin:              As soon as reasonably practicable after the Reset Margin Pricing Time

Voting Deadline:     5.00 p.m. (New York City time) on 03 February 2017

Meeting:                                                10.00 a.m. (London time) on 08 February 2017

Execution of Existing Notes Supplemental Agency Agreement, if applicable:                     As soon as reasonably practicable after the conclusion of the Meeting

Announcement of results of the Exchange Offer, results of the Meeting and (if applicable) satisfaction of the Consent Condition: As soon as reasonably practicable after the conclusion of the Meeting

Expected settlement date for the Exchange Offer and for the payment of any Consent Fee to eligible Noteholders:         13 February 2017

The Dealer Managers are BNP Paribas (+44(0)20 7595 8668 / liability.management@bnpparibas.com), Citigroup (+44(0)20 7986 8969 / liabilitymanagement.europe@citi.com), Merrill Lynch International (+ 44(0)20 7996 5420 / DG.LM_EMEA@baml.com), and Standard Chartered (+44 (0)20 7885 5739 / liability_management@sc.com).

The Exchange and Tabulation Agent is DF King (+44 (0)20 7920 9700 / vakif@dfkingltd.com).

Noteholders should read carefully the Exchange Offer and Consent Solicitation Memorandum for full details of the Exchange Offer and the Proposal (including the offer restrictions applicable to the Exchange Offer).